EXHIBIT 10.72

THE BANK OF ABBEVILLE

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is adopted this 7th day of October, 2003, by and between THE BANK OF ABBEVILLE, a state-chartered commercial bank located in Abbeville, South Carolina (the “Company”), and PATRICIA P. HOWIE (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Change of Control” means the acquisition by any person, or persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, of fifty-one percent or more of the voting securities of the Company, or its parent, Abbeville Capital Corporation, a South Carolina corporation, or of any lesser percentage of the voting securities of the Company if the Board of Directors of the Company, the Comptroller of South Carolina, the FDIC, or the Federal Reserve Bank makes a determination that such acquisition constitutes or will constitute control of the Company. The term “person” as used herein includes an individual, corporation, bank holding company or any other legal entity.

1.2 “Code” means the Internal Revenue Code of 1986, as amended.

1.3 “Disability” and “Disabled” means that because of injury or sickness:

(i) the Executive cannot perform each of the material duties of regular occupation; or

(ii) the Executive, while unable to perform all of the material duties of regular occupation on a full-time basis, is:

(a) performing at least one of the material duties of regular occupation or another occupation on a part-time or fill-time basis; and

(b) earning currently at least 20% less per month than the indexed pre-disability earnings due to that same sickness or injury.

1.4 “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.5 “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.6 “Effective Date” means July 1, 2003.

1.7 “Normal Retirement Age” means the anniversary date of the Plan Year following the Executive’s 65th birthday.

1.8 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.9 “Plan Year” means a twelve-month period commencing on July 1 and ending on June 30 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.10 “Termination for Cause” shall be defined as set forth in Article 5.

1.11 “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $23,099 (Twenty Three Thousand Ninety-Nine Dollars). Commencing at the end of the first Plan Year, and each Plan Year thereafter, the annual benefit shall be increased four percent from the previous Plan Year to a projected annual benefit of $40,000 (Forty Thousand Dollars) at Normal Retirement Age. Any additional increase in the annual benefit shall require the recalculation of Schedule A.

2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date, paying the annual benefit to the Executive for a period of 15 years.

2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination annual installment set forth on Schedule A for the Plan Year ending immediately prior to the Early Termination Date, (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100 percent of the accrual balance. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A. This benefit is determined by calculating a 15-year fixed annuity from said accrual balance, crediting interest on the unpaid balance at an annual rate of seven percent, compounded monthly.

2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.

2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability annual installment set forth on Schedule A for the Plan Year ending immediately prior to Termination of Employment (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100 percent of the accrual balance. Any increase in the annual benefit under Section 2.1.1 would require the recalculation of this Disability benefit on Schedule A. This benefit is determined by calculating a 15-year fixed annuity from said accrual balance, crediting interest on the unpaid balance at an annual rate of seven percent, compounded monthly.

2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.

2.4 Change of Control Benefit. Upon a Change of Control, followed by the Executive’s Termination of Employment for reasons other than death, Disability, Early Termination or after Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Change of Control annual installment set forth on Schedule A for the Plan Year ending immediately prior to Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in the projected Normal Retirement Benefit described in Section 2.1.1.

2.4.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1 Amount of Benefit. The benefit under this Section 3.1 is the lump sum benefit set forth on Schedule A for the Plan Year ending immediately prior to the Executive’s death (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive’s beneficiary in 100 percent of the accrual balance for the Plan Year ending immediately prior to the Executive’s death. Any increase in the annual benefit under Section 2.1.1 would require the recalculation of this Death Benefit on Schedule A.

3.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive’s beneficiary in a lump sum within 60 days from the Executive’s death.

3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for:

(a) Gross negligence or gross neglect of duties;

(b) Commission and conviction of a felony or misdemeanor; or

(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.2 Suicide. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement.

5.3 Competition After Termination of Employment. The Company shall not pay any benefit under this Agreement if the Executive, within 12 months of Termination of Employment and without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive’s employment or retirement. This section shall not apply following a Change of Control.

Article 6

Claims and Review Procedure

6.1 For all claims other than disability benefits:

6.1.1 Claims Procedure. Any individual (“Claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1.1 Initiation – Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.1.2 Timing of Company Response. The Company shall respond to such Claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of this Agreement on which the denial is based,

(c) A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

(e) A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.1.2 Review Procedure. If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.1.2.1 Initiation – Written Request. To initiate the review, the Claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.1.2.2 Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

6.1.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.1.2.4 Timing of Company Response. The Company shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.2.5 Notice of Decision. The Company shall notify the Claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of this Agreement on which the denial is based,

(c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and

(d) A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

6.2 For disability claims:

6.2.1 Claims Procedures. Any individual (“Claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.2.1.1 Initiation – Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.2.1.2 Timing of Company Response. The Company shall notify the Claimant in writing or electronically of any adverse determination as set out in this Section.

6.2.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of this Agreement on which the denial is based,

(c) A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures,

(e) A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review,

(f) [See §2560.503-1(g)(v)] Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Company, and

(g) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Agreement to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

6.2.1.4 Timing of Notice of Denial/Extensions. The Company shall notify the Claimant of denial of benefits in writing or electronically not later than 45 days after receipt of the claim by the Company. The Company may elect to extend notification by two 30-day periods subject to the following requirements:

(a) For the first 30-day extension, the Company shall notify the Claimant (1) of the necessity of the extension and the factors beyond the Company’s control requiring an extension; (2) prior to the end of the initial 45-day period; and (3) of the date by which the Company expects to render a decision.

(b) If the Company determines that a second 30-day extension is necessary based on factors beyond the Company’s control, the Company shall follow the same procedure in (a) above, with the exception that the notification must be provided to the Claimant before the end of the first 30-day extension period.

(c) For any extension provided under this section, the Notice of Extension shall specifically explain the standards upon which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant shall be afforded 45 days within which to provide the specified information.

6.2.2 Review Procedures – Denial of Benefits. If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.2.1 Initiation of Appeal. Within 180 days following notice of denial of benefits, the Claimant shall initiate an appeal by submitting a written notice of appeal to Company.

6.2.2.2 Submissions on Appeal – Information Access. The Claimant shall be allowed to provide written comments, documents, records, and other information relating to the claim for benefits. The Company shall provide to the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

6.2.2.3 Additional Company Responsibilities on Appeal. On appeal, the Company shall:

(a) [See §2560.503-1(h)(3)(i)-(v)] Take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination;

(b) Provide for a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Company who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual;

(c) In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

(d) Identify medical or vocational experts whose advise was obtained on behalf of the Company in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(e) Ensure that the health care professional engaged for purposes of a consultation under subsection (c) above shall be an individual who was neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

6.2.2.4 Timing of Notification of Benefit Denial – Appeal Denial. The Company shall notify the Claimant not later than 45 days after receipt of the Claimant’s request for review by the Company, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension is required, written notice of such shall be furnished to the Claimant prior to the termination of the initial 45-day period, and such extension shall not exceed 45 days. The Company shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the determination on review.

6.2.2.5 Content of Notification of Benefit Denial. The Company shall provide the Claimant with a notice calculated to be understood by the Claimant, which shall contain:

(a) The specific reason or reasons for the adverse determination;

(b) Reference to the specific plan provisions on which the benefit determination is based;

(c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other relevant information (as defined in applicable ERISA regulations);

(d) A statement of the Claimant’s right to bring an action under ERISA Section 502(a);

(e) [See §2560.503-1(j)(5)] Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Company;

(f) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Agreement to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(g) The following statement: “You and your Company may have other voluntary alternative dispute resolution options such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your state insurance regulatory agency.”

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

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8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Establishing and revising the method of accounting for the Agreement;

(b) Maintaining a record of benefit payments;

(c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(d) Interpreting the provisions of the Agreement.

8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY: The Bank of Abbeville

/s/ Patricia P. Howie	By	/s/ Thomas D. Sherard, Jr.
Patricia P. Howie	Title	President